NEWS RELEASE
For Immediate Release	Media Information Contact: Barry B. Davall, President & CEO Community Partners Bancorp (732) 706-9009 www.communitypartnersbancorp.com

Community Partners Bancorp
Reports Third Quarter Operating Results

Middletown, New Jersey – October 27, 2008
Community Partners Bancorp (NASDAQ CM:  CPBC) (“Community Partners” or the “Company”), the parent company of Two River Community Bank and The Town Bank, reported consolidated earnings and assets for the quarter and nine months ended September 30, 2008.  Additionally, the previously announced 3% stock dividend approved by the Company’s Board of Directors on August 29, 2008 was paid on October 17, 2008 to shareholders of record as of September 30, 2008.    Weighted average shares outstanding and earnings per share for the three and nine months ended September 30, 2008 and 2007 have been retroactively adjusted to reflect the stock dividend.

Community Partners reported net income of $329,000 for the quarter ended September 30, 2008, or $0.05 per share for both basic and diluted earnings per share, compared to net income of $1,054,000 for the third quarter of 2007, or $0.15 for both basic and diluted earnings per share.  Net income for the quarter ended September 30, 2008 decreased by approximately $725,000, or 68.8%, compared to the same prior year quarter.  On a linked quarter basis, net income for the third quarter of 2008 increased by approximately $39,000, or 13.4%, over the second quarter of 2008.

The decline in net income in the quarter ended September 30, 2008 as compared to the prior year quarter was primarily due to additional expenses related to the opening of new branch offices and the expansion of an operations center and the Company’s determination to record an additional provision of $279,000 for potential loan losses compared to no provision during the same prior year quarter.

For the nine months ended September 30, 2008, net income amounted to $1,334,000 compared to $2,984,000 for the nine months ended September 30, 2007.  This decrease in net income of $1,650,000, or 55.3%, was partially attributable to the Company’s recordation of an aggregate additional provision for potential loan losses of $953,000 for the nine months ended September 30, 2008 compared to $57,000 recorded during the same prior year period. Basic and diluted earnings per share for the nine months ended September 30, 2008 were $0.19, compared to basic and diluted earnings per share of $0.43 and $0.42, respectively, for the same prior year period.

Barry B. Davall, President & CEO, stated, “Results of operations were significantly lower during the first nine months of 2008 compared to the same prior year period as a result of additional loan loss provisions and the investment in three new branch offices and an expanded operations center.  The general slow-down of earning asset growth opportunities resulting from the weakening economic conditions was another factor causing the reduction in earnings.”  Mr. Davall further stated that the Company and its subsidiaries “continue to have capital ratios that are within or above the range to be considered well capitalized.”

At September 30, 2008, total assets amounted to $563.8 million, an increase of $38.7 million, or 7.4%, over December 31, 2007 assets of $525.1 million.  The Company’s loan portfolio, net of allowances for loan losses, amounted to $438.0 million at September 30, 2008, an increase of $25.7 million, or 6.2%, compared to $412.3 million at December 31, 2007.  Total deposits amounted to $464.0 million at September 30, 2008, compared to $427.0 million at December 31, 2007, an increase of $37.0 million, or 8.7%.

Community Partners is the holding company for Two River Community Bank, which is headquartered in Middletown, New Jersey, and The Town Bank, which is headquartered in Westfield, New Jersey.  Two River Community Bank currently operates eleven branches throughout Monmouth County and The Town Bank currently operates four branches in Union County.

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The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, relationships, opportunities, taxation, technology and market conditions. These statements may be identified by such forward-looking terminology as “expect,” “look,” “believe,” “anticipate,” “may,” “will,” or similar statements or variations of such terms. Actual results may differ materially from such forward-looking statements. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, changes in interest rates or in national or local economic conditions in areas in which our operations are concentrated, increased competition, rapid growth, reliance on management and other key personnel and other such risks.  Community Partners assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

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COMMUNITY PARTNERS BANCORP
SELECTED CONSOLIDATED FINANCIAL DATA (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Selected Consolidated Earnings Data:
Total Interest Income	$7,719	$9,143	$23,299	$27,238
Total Interest Expense	2,996	4,040	8,840	12,176
Net Interest Income	4,723	5,103	14,459	15,062
Provision for Loan Losses	279	-	953	57
Net Interest Income after Provision for
Loan Losses	4,444	5,103	13,506	15,005
Total Non-Interest Income	486	377	1,249	1,215
Total Non-Interest Expenses	4,445	3,764	12,738	11,337
Income before Income Taxes	485	1,716	2,017	4,883
Income Tax Expense	156	662	683	1,899

Net Income	$329	$1,054	$1,334	$2,984

Per Share Data:
Basic Earnings	$0.05	$0.15	$0.19	$0.43
Diluted Earnings	$0.05	$0.15	$0.19	$0.42
Book Value			$10.56	$10.32
Tangible Book Value (1)			$6.81	$6.51
Weighted average shares outstanding (in thousands):
Basic	6,942	6,924	6,941	6,916
Diluted	7,065	7,088	7,074	7,087

Other Selected Ratios:
Return on Average Assets	0.23%	0.77%	0.33%	0.74%
Return on Average Tangible Assets (1)	0.24%	0.81%	0.34%	0.78%
Return on Average Equity	1.78%	5.92%	2.43%	5.71%
Return on Average Tangible Equity (1)	2.77%	9.45%	3.78%	9.19%
Net Interest Margin	3.64%	4.10%	3.88%	4.09%
Efficiency Ratio	84.15%	68.08%	79.99%	69.02%
Non-performing Loans to Total Loans			1.36%	0.00%
Allowance as a % of Loans			1.27%	1.13%

	September 30,		December 31,
	2008	2007	2007
Selected Period End Balances:
Total Assets	$563,849	$527,716	$525,101
Fed Funds Sold	14,942	7,388	338
Investment Securities	61,647	67,501	63,102
Total Loans	443,671	408,684	416,967
Allowance for Loan Losses	5,626	4,624	4,675
Goodwill and Other Intangible Assets	26,059	26,385	26,299
Total Deposits	464,008	439,279	426,959
Repurchase Agreements	15,695	13,895	15,187
Long-term Debt	7,500	-	7,500
Shareholders’ Equity	73,321	71,464	72,457
Loans past due over 90 days and still accruing	1,174	-	799
Nonaccrual loans	4,846	-	-
OREO property	-	-	-

(1) Tangible Assets and Tangible Equity exclude Goodwill and Other Intangible Assets.